               FOR PURPOSES OF SECTIONS 1272, 1273 and 1275 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND PURSUANT TO SECTION 1.1275-3(b), THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT, THE ISSUE PRICE OF THIS NOTE IS 50.80% OF ITS PRINCIPAL AMOUNT, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THIS
NOTE IS $1,299 PER $1,000 OF STATED FACE AMOUNT, THE ISSUE DATE IS NOVEMBER 13, 1997 AND THE YIELD TO MATURITY IS ______%.

        THESE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS
(i) A REGISTRATION STATEMENT UNDER THE ACT SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO AND ALL APPLICABLE QUALIFICATIONS UNDER STATE SECURITIES LAWS SHALL HAVE BEEN OBTAINED WITH RESPECT THERETO; OR (ii) A WRITTEN OPINION FROM COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO THE COMPANY HAS BEEN OBTAINED STATING THAT NO SUCH REGISTRATION OR QUALIFICATION IS REQUIRED.


                         SENIOR DISCOUNT NOTES DUE 2008

No.                                                                  $48,225,000

        Big 5 Holdings Corp., a corporation duly organized and existing under the laws of Delaware (herein called the "Company", which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Ares Leveraged Investment Fund, L.P., or registered assigns, the principal sum of Forty Eight Two Hundred Twenty Five Thousand Dollars on November 30, 2008, and to pay interest thereon from November 30, 2002 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on May 31 and November 30 in each year, commencing May 31, 2003, at 13.45% until the principal hereof is paid or made available for payment, and (to the extent that the payment of such interest shall be legally enforceable) at the rate of 15.45% per annum on any overdue principal and premium] and on any overdue installment of interest until paid as specified on the reverse hereof.

        The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 15 or November 15 (whether or not a Business
Day), as the case may be, next preceding such interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

        The principal of this Note shall not accrue interest until November 30, 2002, except in the case of a default in payment of principal upon acceleration or redemption and, in such case, the interest payable pursuant to the preceding paragraph on the overdue principal as specified on the reverse hereof shall be payable on demand and, if not so paid on demand, such interest shall itself bear interest at the rate of 15.45% per annum (to the extent that the payment of such interest shall be legally enforceable), which shall accrue from the date of such demand for payment to the date payment of such interest has been made or duly provided for, and such interest or unpaid interest shall also be payable on demand.

        Payment of the principal of (and premium, if any) and interest on this Note will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.

        Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.


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

        Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

                                            BIG 5 HOLDINGS CORP.


[Seal]

                                            By: /s/ Robert W. Miller
                                               ---------------------------------
                                               Title:


Attest:


-------------------------------
Title:



        This is one of the Notes referred to in the within-mentioned Indenture.

Dated:



                                            FIRST TRUST NATIONAL ASSOCIATION
                                            ------------------------------------
                                                     as Trustee




                                            By: /s/ illegible
                                                --------------------------------
                                                Authorized Officer

        This Note is one of a duly authorized issue of Notes of the Company designated as its Senior Discount Notes due 2008 (herein called the "Notes?), limited in aggregate principal amount to $48,225,000 issued and to be issued under an Indenture, dated as of November 13, 1997 (herein called the "Indenture?), between the Company and First Trust National Association, as Trustee (herein called the "Trustee?, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.

        The Notes are subject to redemption upon not less than 30 nor more than 60 days' notice by mail, at any time on or after November 30, 2002, as a whole or in part, at the election of the Company, at a Redemption Price which, if during the twelve month period beginning November 30, 2002 is equal to 110% of the principal amount of this Note; if during the twelve month period beginning November 30, 2003 is equal to 106.67% of the principal amount of this Note; if during the twelve month period beginning November 30, 2004 is equal to 103.33% of the principal amount of this Note; and thereafter is equal to 100% of the principal amount of this Note, in each case plus interest thereon accruing from November 30, 2002 or the most recent Interest Payment Date to which interest has been paid or duly provided for, at the rate of 13.45% per annum, provided that interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holders of such Securities, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture.

        Notwithstanding the foregoing, at any time prior to November 30, 2002, the Company may give notice of redemption for all, but not less than all, of this Note at a Redemption Price equal to 113.45% of the Accreted Value of this Note promptly upon (and in no event later than 10 days after) the Company's receipt of cash from the Net Cash Proceeds to the Company of any Public Equity Offering. In such event, the Note shall be redeemed on a date not less than 30 days nor more than 60 days after the date of such notice.

        The Notes do not have the benefit of any sinking fund obligations.

        In the event of redemption or purchase pursuant to an Asset Sale Offer or Change of Control Offer of this Note in part only, a new Note or Notes for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

        If an Event of Default shall occur and be continuing, there may be declared due and payable the Default Amount of the Securities, in the manner and with the effect provided in the Indenture. Until and including November 30, 2002, the Default Amount in respect of this Note as of any particular date of acceleration shall equal the Accreted Value of this Note. For this purpose, Accreted Value means the Adjusted Issue Price as of the first day of the Accrual Period in which the date of acceleration occurs increased by the daily portion of the Original Issue Discount for each day in such Accrual Period ending on the date of acceleration. Such Default Amount shall bear interest at the rate of 15.45% per annum (to the extent that the payment of such interest shall be legally enforceable), which shall accrue from the date of acceleration to the date payment has been made or duly provided for. On and after November 30, 2002, the Default Amount in respect of this Note shall equal 100% of the principal amount of this Note. Such Default Amount shall bear interest at the rate of 15.45% per annum from November 30, 2002 or the most recent Interest Payment Date to which interest has been paid or duly provided for. Upon payment of (i) the Default Amount so declared due and payable and any overdue installment of interest, (ii) interest on the Default Amount and (iii) as provided on the face hereof, interest on any overdue installment of interest or, if acceleration occurs prior to November 30, 2002, on the interest referred to in the third preceding sentence (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company's obligations in respect of the payment of the principal of and interest on the Notes shall terminate.

        The Indenture provides that, subject to certain conditions, if (i) certain Net Cash Proceeds are available to the Company as a result of Asset Sales or (ii) a Change of Control occurs, the Company shall be required to make an Asset Sale Offer or Change of Control Offer, respectively, for all of the Notes.

        The Indenture contains provisions for defeasance at any time of (i) the entire indebtedness of this Note or (ii) certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth therein.

        The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

        No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

        As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York and at any other office or agency maintained by the Company for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

        The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

        No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

        Accrual Periods and interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months.

        No direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company, the Subsidiaries or any successor entity shall have any personal liability in connection with this Note solely by reason of his or its status as such stockholder, employee, officer or director. Each Holder by accepting this Note waives and releases all such liability, acknowledges and consents to the transactions constituting the Recapitalization and further acknowledges the waiver and release are part of the consideration for the issuance of this Note.

        All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

        The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.

                       OPTION OF HOLDER TO ELECT PURCHASE

        If you want to elect to have this Note purchased in its entirety by the Company pursuant to Section 1013 or 1015 of the Indenture, check the box:

           [ ]

        If you want to elect to have only a part of this Note purchased by the Company pursuant to Section 1013 or 1015 of the Indenture, state the amount: $


Dated:                                Your Signature:
                                                     ---------------------------
                                      (Sign exactly as name appears on the other side of this Note)


Signature Guarantee:
                    ------------------------------------------------------------
                      (Signature must be guaranteed by a member firm of the New York Stock Exchange or a commercial bank or trust company)